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                                                                     EXHIBIT 3.2



                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                      LEISURE TIME CASINOS & RESORTS, INC.


         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation ("Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the Corporation is LEISURE TIME CASINOS & RESORTS, INC.

         SECOND: The following amendments to the Articles of Incorporation were duly adopted by the directors on April 20, 1999, and by the shareholders on May 10, 1999. The number of votes cast for the amendments by each voting group entitled to vote separately on the amendments was sufficient for approval by that voting group:

         Paragraph 4 of Article SECOND of the Articles of Incorporation is amended in its entirety so that as amended it reads as follows:

                  4. Except as otherwise provided in these Articles of Incorporation, except as bylaws adopted by the shareholders may provide for a greater voting requirement and except as is otherwise provided by the Colorado Business Corporation Act with respect to an action on a plan of merger or share exchange, on the disposition of substantially all of the property of the corporation and on the dissolution of the corporation, action on a matter other than the election of directors is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action. Any bylaw adding, changing, or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater.

                  Article FOURTH of the Articles of Incorporation is amended by adding to Article FOURTH the following:

                  The board of directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of office of directors of the first class are to expire at the first annual meeting of shareholders after their election, the terms of office of directors of the second class are to expire at the second annual meeting after their election, and the terms of office of directors of the third class are to expire at the third annual meeting after their election. Thereafter, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected. Notwithstanding anything contained herein to the contrary, in the event that there are exactly two directors, then the board of directors shall be divided into two classes, the term of office of the director of the first class is to expire at the first annual meeting of shareholders after his or her election and the term of office of the directors of the second class is to expire at the second annual meeting after his or her election. Thereafter, each director shall serve



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         for a term ending on the date of the second annual meeting of shareholders following the annual meeting at which such director was elected. This divided board of directors provision shall not be altered or repealed without the affirmative vote of holders of at least two-thirds of the shares entitled to vote in the election of directors.

                  Directors may not be removed without cause. Directors may be removed for cause only by the affirmative vote of holders of not less than two-thirds of the votes entitled to vote in the election of directors. This provision regarding the votes required to remove a director for cause shall not be altered or repealed without the affirmative vote of holders of at least two-thirds of the votes entitled to vote in the election of directors.

Dated: May 12, 1999.

                                        LEISURE TIME CASINOS & RESORTS, INC.,
                                        a Colorado corporation



                                        By: /s/ Alan N. Johnson
                                            -----------------------------
                                            Alan N. Johnson, President



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